Exhibit 99 (a)

FOR RELEASE:	Monday, August 6, 2007	CONTACT:	Lindsey Williams
248.813.2528
lindsey.c.williams@delphi.com
DELPHI ATTAINS TENTATIVE ACCORD WITH
FOUR ADDITIONAL UNIONS AND GENERAL MOTORS
COMPANY REACHES TENTATIVE SETTLEMENT WITH IUE-CWA AND GM
COMPANY SIGNS MEMORANDUM OF UNDERSTANDING
WITH IAM, IBEW, IUOE AND GENERAL MOTORS
EFFORTS CONTINUE TO REACH PACT WITH USW
     TROY, Mich. — Delphi Corp. continues to make significant progress on its transformation initiatives and has signed a Memorandum of Understanding with four additional unions representing certain U.S. hourly employees. The company reached tentative pacts with the IUE-CWA (International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communications Workers of America), International Association of Machinists (IAM), International Brotherhood of Electrical Workers (IBEW), International Union of Operating Engineers (IUOE) and General Motors covering workforce transition, legacy pension items as well as other comprehensive transformational matters. The agreements are subject to union ratification and approval by the U.S. Bankruptcy Court.
     “This series of tentative labor agreements demonstrates Delphi’s continued commitment to achieving a consensual resolution with all parties in its Chapter 11 cases,” said John Sheehan, Delphi’s chief restructuring officer.” We believe these agreements, if ratified, provide additional traction towards our emergence.”
     Delphi will not comment on the details of the tentative agreements, pending ratification by the respective unions.
     For more information about Delphi, visit www.delphi.com.
FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement (including the Company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); the Company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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